Exhibit 99.4
Non-GAAP Financial Measures The Company discusses Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, plant rationalizations, restructuring items and other charges), which is a non-GAAP financial measure. This Company-defined measure is being provided because management believes it is useful in analyzing the underlying operating performance of the business before the impact of various reorganization and other charges. An Adjusted EBITDA reconciliation can be found in the Appendix of this document.

2006 revenues of approximately $1.2 billion and operating income of approximately $68 million(1) The minority shareholder interests that will not be acquired by General Cable and the non-consolidated equity interests held by PDIC that will be acquired by General Cable, substantially offset 2006 depreciation and amortization of approximately $14 million First half 2007 trended substantially better in terms of revenues and operating performance with expected full year operating earnings of $100 million (or better) for PDIC on a historical basis PDIC Overview Strong and Improving Fundamentals (1) Reflects 100% basis. Includes a $7 million charge of special items and provisions, and $2 million of central costs allocated by the former parent.

2004 2005 2006 Revenue 545.4 711.4 1168.4 PDIC Historical Financial Performance Revenue(1) Operating Earnings(1) 2004 2005 2006 EBITDA 35.8 44.7 68 EBITDA Margin 0.066 0.063 0.058 Operating Margin Operating Earnings (1) For the Year Ended December 31. (2) Unaudited; Reflects 100% basis. (3) Reflects 100% basis. Includes a $7 million charge of special items and provisions, and $2 million of central costs allocated by the former parent. ($ in Millions) ($ in Millions) (2) (2) (2) (2) (3)

Combined Financials Revenue Operating Earnings 2004 2005 2006 General Cable 1970.682 2380.804 3665.076 PDIC 545.4 711.4 1168.4 Note: Revenues not metal adjusted. (1) Unaudited; Reflects 100% basis. (2) Reflects 100% basis. Includes a $7 million charge of special items and provisions, and $2 million of central costs allocated by the former parent. 2004 2005 2006 General Cable 69.4 117.1 235.9 PDIC 35.8 44.7 68 PDIC GCC ($ in Millions) ($ in Millions) (1) (1) (2) (1) (1)

General Cable's Strong Financial and Credit Profile 2004 2005 2006 LTM EBITDA 2947 3167 3758 4061 EBITDA Margin 0.035 0.05 0.076 0.092 EBIT Margin 0.019 0.031 0.063 0.078 (1) Figures are metal adjusted as of June 29, 2007. Figures are not pro forma for PDIC acquisition. (2) See page 16 for reconciliation between reported and adjusted results. Figures are not pro forma for PDIC acquisition. Accelerating Financial Performance and Strengthening Credit Profile % Margin Operating Performance(1) Leverage Ratios 2004 2005 2006 LTM Debt/EBITDA 3.7 2.9 2.6 2.2 Net Debt/EBITDA 6.635 4.58 3.139 2.55 Represents Debt/Operating Income Revenue ($mm) Represents Debt/Adjusted EBITDA (2) Represents Adjusted EBITDA Margin (2) Represents Operating Income Margin

Adjusted EBITDA Reconciliation ($ in Millions)